ADDENDUM TO EXPENSE LIMITATION AGREEMENT


         Addendum dated December 21, 2007 to the Expense Limitation Agreement (the "Agreement") between The Destination Funds (the "Trust"), on behalf of The Destination Select Equity Fund (the "Fund"), and Destination Capital Management, Inc. (the "Adviser").

                                     RECITAL

         The Agreement requires the Adviser to limit the aggregate ordinary operating expenses of the Fund to an annual rate of 1.25% of the Fund's average daily net assets for a three year period ending December 29, 2008.

         NOW THEREFORE, it is agreed that:

      1. Effective December 28, 2007 through December 31, 2017, the Adviser shall waive advisory fees and reimburse the Fund for the Fund's expenses, excluding brokerage fees and commissions, taxes, borrowing costs (such as (a) interest and (b) dividend expense on securities sold short) and such extraordinary or non-recurring expenses as may arise, including litigation to which the Fund may be a party and indemnification of the Trust's trustees and officers with respect thereto, in order to maintain total Fund ordinary operating expenses at 1.25% of its average daily net assets.

         2. The Agreement is unchanged in all other respects.

         IN WITNESS WHEREOF, the parties have caused this Addendum to be signed by their officers designated below, all as of the date first written above.

                                             DESTINATION CAPITAL MANAGEMENT, INC

                                               By:    /s/ Michael A. Yoshikami
                                                     ---------------------------
                                               Title: President
                                                     ---------------------------

                                               ACCEPTED BY:


                                             THE DESTINATION FUNDS

                                               By:    /s/ Michael A. Yoshikami
                                                     ---------------------------
                                               Title: President
                                                     ---------------------------